STATE of DELAWARE	State of Delaware Secretary of State Division of Corporations Delivered 01:16 PM 03/21/2014 FILED 01:16 PM 03/21/2014 SRV 140367169 - 5503331 FILE
CERTIFICATE of INCORPORATION A STOCK CORPORATION

ARTICLE I.

The name of this Corporation IS GROW SOLUTIONS INC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 215, Dover, DE 19901. The county of the registered office is Kent The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.

ARTICLE III.

The total number of shares of stock that the corporation shall he authorized to issue is 1,500 at $0.01 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Marsha Siha at 134 Vintage Park Blvd, Suite A50, Houston, TX 77070.

ARTICLE VI.

The name and address of each initial director of the corporation is:

Joshua Wexler-103 Cayuga Way, Boulder, CO 80027

I, the Undersigned, for the purpose of forming a corporation under the Laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: March 21st, 2014

/s/ Marsha Siha
Marsha Siha, Incorporator